Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Orchid Cellmark Inc., a Delaware corporation (“ORCH” or the “Company”);

WHEREAS, Accipiter Life Sciences Fund, LP, a Delaware limited partnership (“ALS Fund”), Accipiter Life Sciences Fund (Offshore), Ltd., a Cayman Islands company, Accipiter Capital Management, LLC, a Delaware limited liability company (“Accipiter Management”), Candens Capital, LLC, a Delaware limited liability company, Eugene I. Davis, Gabe Hoffman and Stefan Loren wish to form a group for the purpose of seeking representation on the Board of Directors of ORCH;

WHEREAS, ALS Fund intends to nominate Eugene I. Davis, Gabe Hoffman and Stefan Loren as nominees to be elected to the Board of Directors of ORCH at the 2010 annual meeting of stockholders of ORCH, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

NOW, IT IS AGREED, this 31st day of March 2010 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the Securities (as defined below) of ORCH.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  “Securities” shall mean equity securities of the Company, options to purchase or sell equity securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is solely and directly related to equity securities of the Company.

2.           So long as this agreement is in effect, (i) none of the parties shall purchase or sell Securities of the Company or otherwise increase or decrease his/its economic exposure to Securities of the Company without the prior written consent of Accipiter Management, and (ii) each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (a) any of their purchases or sales of Securities of ORCH; or (b) any Securities of ORCH over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           In accordance with Section 16(a) under the Exchange Act, each of Messrs. Davis and Loren agrees to timely file a Form 3 and each of the parties to this Agreement agrees to timely file any subsequent Form 4 required to be filed in connection with any acquisition or transfer of Securities of ORCH.

4.           Each of the parties agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of Eugene I. Davis, Gabe Hoffman and Stefan Loren, or any other person(s) nominated by ALS Fund, to the Board of Directors of the Company at the Annual Meeting, (ii) taking such other action as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing (the “Solicitation”).

5.           Accipiter Management agrees to bear all expenses incurred in connection with the Group’s activities, including expenses incurred by any of the parties in a solicitation of proxies or written consents by the members of the Group in connection with the Annual Meeting.  Notwithstanding the foregoing, Accipiter Management shall not be required to reimburse any party for (i) out-of-pocket expenses incurred by a party in the aggregate in excess of $250 without Accipiter Management’s prior written approval; (ii) the value of the time of any party; (iii) legal fees incurred without Accipiter Management’s prior written approval; or (iv) the costs of any counsel, other than Olshan, employed in connection with any pending or threatened litigation without Accipiter Management’s prior written approval.

6.           Each of the parties agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Solicitation shall be first approved by Accipiter Management, which approval shall be given as promptly as reasonably practicable and shall not be unreasonably withheld.

7.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.           In the event of any dispute arising out of the provisions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of any court of competent jurisdiction of the State of New York located in New York County and the federal court in the Southern District of New York.

10.           The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 9 which shall survive any termination of this agreement) shall terminate immediately after the conclusion of the Solicitation or as otherwise agreed to by the parties.

11.           Each member of the Group disclaims any beneficial or pecuniary interest in the Securities of the Company held by the other members of the Group, and each member intends to make its/his own individual investment and ownership decisions with respect to the Securities of the Company.  There is no understanding or agreement among any members of the Group to share in any profits from transactions effected by other Group members.

12.           Each party acknowledges that Olshan shall act as counsel for both the Group and ALS Fund and its affiliates relating to their investment in the Company.

13.           Each party agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed as of the day and year first above written.

ACCIPITER LIFE SCIENCES FUND, LP

By:	Candens Capital, LLC its general partner

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.

By:	Accipiter Capital Management, LLC its investment manager

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

ACCIPITER CAPITAL MANAGEMENT, LLC

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

CANDENS CAPITAL, LLC

By:	/s/ Gabe Hoffman
Gabe Hoffman, Managing Member

/s/ Gabe Hoffman
GABE HOFFMAN

/s/ Eugene I. Davis
EUGENE I. DAVIS

/s/ Stefan Loren
STEFAN LOREN